Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 9, 2013 with respect to the Statements of Combined Revenues and Direct Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. from EP Energy LLC for the year ended December 31, 2011, the period January 1, 2012 to May 24, 2012, and the period May 25, 2012 to December 31, 2012 included in the Current Report of Atlas Resource Partners, L.P. on Form 8-K/A, dated July 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Resource Partners, L.P. on Form S-8 (File No. 333-180209, effective March 19, 2012), Forms S-3 (File No. 333-180477, effective April 13, 2012; File No. 333-182616, effective August 28, 2012 and File No. 333-183995, effective date October 2, 2012), Form S-3MEF (File No. 333-189193, effective June 10, 2013) and Form S-4 (File No. 333-189741).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
October 9, 2013